UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 26, 2005
Date of Report (Date of earliest event reported)

VISKASE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-5485	95-2677354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Willowbrook Centre Parkway
Willowbrook, Illinois		60527
(Address of principal executive offices)		(Zip Code)

(630) 789-4900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On September 26, 2005, the Board of Directors of Viskase Companies, Inc. (the “Company”) approved amendments to the Company’s Business Integrity and Ethics Policy (the “Ethics Policy”), which is the Company’s code of ethics that applies to all employees, officers and directors of the Company. The revisions consist of a number of technical and non-substantive amendments to clarify certain sections of the Ethics Policy. In addition, the revisions provide for the inclusion and enhancement of the Company’s existing Conflicts of Interest Policy provisions into the Ethics Policy.

The Conflicts of Interest Policy provisions added to the Ethics Policy were expanded to provide for several additional types of transactions constituting conflicts of interest and to clarify the disclosure process in the event of a conflict of interest. As revised, these provisions now provide that it is a conflict of interest to (i) acquire property with the knowledge that its value is likely to be benefited by action that the individual is aware is being considered by the Company or its subsidiaries; (ii) acquire any property where confidential or unpublished information, obtained through the Company or its subsidiaries or in the course of performing duties for the Company, has in any way been utilized in such acquisition; (iii) appropriate or divert to others any business opportunity in which it is known or could reasonably be anticipated that the Company or its subsidiaries would be interested; or (iv) serve in an advisory capacity or as a director for a company or enterprise having a vendor, customer or competitor relationship with the Company or its subsidiaries.

A copy of the Ethics Policy is filed as Exhibit 14.1 to this report and is incorporated herein by reference in response to this Item 5.05.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
14.1	Business Integrity and Ethics Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VISKASE COMPANIES, INC.
(Registrant)

Dated: March 23, 2006

By:
Gordon S. Donovan
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

14.1	Business Integrity and Ethics Policy